                                 INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT


         THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated June 26, 2003 (the "Agreement") among Morgan Stanley ABS Capital I Inc., a Delaware corporation (the "Depositor"), Morgan Stanley & Co. Incorporated, a Delaware corporation, as representative (the "Representative"), Morgan Stanley Mortgage Capital Inc., a Delaware corporation (the "Seller"), and Countrywide Home Loans, Inc., a New York corporation ("CHL"), and the parent of Countrywide Home Loans Servicing LP, a Texas limited partnership (the "Servicing LP").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Servicing LP and the Depositor are parties to the Countrywide Servicing Agreement (as defined herein);

         WHEREAS, the Representative, on behalf of itself and the other underwriters named in the Underwriting Agreement dated June 26, 2003 between the Depositor and the Representative (the "Underwriting Agreement"), is agreeing, subject to the terms and conditions therein, that the Underwriters purchase on the Closing Date described therein the Offered Certificates (the "Offered Certificates") as described therein;

         WHEREAS, the Servicing LP stands to receive substantial financial benefits in its capacity as servicer under the Countrywide Servicing Agreement;

         WHEREAS, as an inducement to the Depositor to enter into the Countrywide Servicing Agreement and the Underwriters to enter into the Underwriting Agreement, CHL wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1      Certain Defined Terms.

         The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

         1933 Act:  The Securities Act of 1933, as amended.

         Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

         Countrywide Information: All information in the Prospectus Supplement contained under the headings "Countrywide Underwriting Standards" and "The Servicers--Countrywide Home Loans Servicing LP".

         Countrywide Servicing Agreement: The Countrywide Servicing Agreement, dated as of June 1, 2003, among the Depositor, Servicing LP and Wells Fargo Bank Minnesota, National Association, as trustee.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         Offered Certificates: Morgan Stanley ABS Capital I Inc., Series 2003-SD1, Mortgage Pass-Through Certificates, Class A-1, Class A-2, Class M-1, Class M-2, Class B-1 and Class B-2 issued pursuant to the Pooling Agreement.

         Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Pooling Agreement: The Pooling Agreement, dated as of June 1, 2003, among the Depositor, the Seller, The Murrayhill Company, as master reporting agent, Deutsche Bank National Trust Company, as custodian, and Wells Fargo Bank Minnesota, National Association, as trustee.

         Prospectus Supplement: The prospectus supplement dated June 26, 2003, relating to the public offering of the Offered Certificates.

         1.2      Other Terms.

         Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Countrywide Servicing Agreement.

                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

     Each party hereto represents that:

              (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) this Agreement has been duly authorized, executed and delivered by such party; and

              (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                  ARTICLE III.

                                 INDEMNIFICATION

         3.1      Indemnification by CHL.
                  ----------------------

         (a) CHL shall indemnify and hold harmless the Depositor, the Seller and each Underwriter and their respective directors, officers and each Person, if any, that controls the Depositor, the Seller or any Underwriter, within the meaning of either the 1933 Act or the Exchange Act, against any and all losses, claims, damages or liabilities to which the Depositor, the Seller and each Underwriter or any such director, officer or controlling Person may become subject, under the 1933 Act, the Exchange Act or otherwise, to the extent that such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Countrywide Information in the Prospectus Supplement and CHL shall in each case reimburse the Depositor, the Seller and each Underwriter, and each such director, officer or controlling Person for any legal or other expenses reasonably incurred by the Depositor, the Seller and each Underwriter and each such director, officer or controlling Person, in connection with investigating or defending any such loss, claim, damage, liability or action. CHL's liability under this Section 3.1 shall be in addition to any other liability that CHL may otherwise have.

         (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an indemnified party under this Section 3.1, then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative benefit to the Depositor, the Seller, each Underwriter and CHL from the issuance and sale of the Offered Certificates or, if such allocation is not permitted by a court of competent jurisdiction, then on a basis appropriate to also recognize the relative fault of the Depositor, the Seller, each Underwriter and CHL in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations; provided, that any calculation of the benefits to CHL from the issuance and sale of the Offered Certificates or any determination of the relative fault of CHL in connection with misstatements or omissions or other equitable considerations, in each case in connection with the allocation described in this clause (b), shall be increased as necessary so as to reflect the combined benefits or fault, respectively, of both CHL and Servicing LP. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this
Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

         3.2      Notification; Procedural Matters.
                  --------------------------------

         Promptly after receipt by an indemnified party under Section 3.1 hereof of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against CHL (or if a claim for contribution is to be made against another party) under Section 3.1 hereof, notify CHL (or other contributing party) in writing of the commencement thereof; but the omission so to notify CHL (or other contributing party) shall not relieve it from any liability it may have to any indemnified party (or to the party requesting contribution) otherwise than under Section 3.1 hereof. In case any such action is brought against any indemnified party and it notifies CHL of the commencement thereof, CHL shall be entitled to participate therein and, to the extent that, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, CHL elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and CHL and the indemnified party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other indemnified parties that are different from or additional to those available to CHL, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from CHL to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of such counsel, CHL shall not be liable to such indemnified party under this paragraph for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) CHL shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) CHL shall have authorized the employment of counsel for the indemnified party at the expense of CHL. No party shall be liable for contribution with respect to any action or claim settled without its consent, which shall not be unreasonably withheld. In no event shall CHL be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV.

                                     GENERAL

         4.1      Survival.
                  --------

         This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Offered Certificates.

         4.2      Successors.
                  ----------

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling Persons referred to in Article III hereof and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

         4.3      Applicable Law.
                  --------------

         This Agreement and all matters arising with respect to it shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York) without otherwise giving effect to conflict of laws principles thereof.

         4.4      Miscellaneous.
                  -------------

         Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

         4.5      Notices.
                  -------

         All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor, Morgan Stanley ABS Capital I Inc., 1585 Broadway, New York, New York 10036, Attention:
Michelle Wilke, (b) in the case of the Underwriters, Morgan Stanley & Co. Incorporated, as representative, 1585 Broadway, New York, New York 10036,
Attention: Michelle Wilke, (c) in the case of the Seller, Morgan Stanley Mortgage Capital Inc., 1221 Avenue of the Americas, New York, New York 10019
Attention: Michelle Wilke, Esq., and (d) in the case of CHL, Countrywide Home Loans, Inc., 4500 Park Granada, Calabasas, California 91302, Facsimile Number:
(818) 225-4053, Attention: Celia Coolter.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                  MORGAN STANLEY ABS CAPITAL I INC.,
                                    as Depositor


                                  By: /s/ Valerie H. Kay
                                     ----------------------------------------
                                     Name:
                                     Title:




                                  MORGAN STANLEY & CO. INCORPORATED,
                                    as Representative


                                  By: /s/ [Authorized Representative]
                                     ----------------------------------------
                                     Name:
                                     Title:



                                  MORGAN STANLEY MORTGAGE CAPITAL INC.,
                                    as Seller


                                   By: /s/ Valerie H. Kay
                                      ---------------------------------------
                                      Name:
                                      Title:



                                  COUNTRYWIDE HOME LOANS, INC.,


                                  By: /s/ [Authorized Representative]
                                     ---------------------------------------
                                      Name:
                                      Title:





     [Signature Page to the Countrywide Servicer Indemnification Agreement]